Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 to the Rights Agreement, dated as of May 30, 2013 (this “Amendment”), is made by and between Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), and Computershare Shareowner Services LLC, a New Jersey limited liability company (f/k/a Mellon Investor Services LLC), as rights agent (the “Rights Agent”), pursuant to the Rights Agreement, dated as of November 14, 2008, as amended on November 24, 2009 and November 12, 2012 (as so amended, the “Rights Agreement”), by and between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement and constitute the only parties to the Rights Agreement;

WHEREAS, Section 26 of the Rights Agreement provides that, at any time prior to the Stock Acquisition Date, and subject to certain exceptions set forth therein, a majority of the Board of Directors of the Company may, and the Rights Agent shall if so directed, supplement or amend any provision of the Rights Agreement;

WHEREAS, as of the time immediately prior to the execution of this Amendment, the Stock Acquisition Date had not occurred;

WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement in accordance with Section 26 thereof in the manner set forth herein; and

WHEREAS, on May 19, 2013, the Board of Directors authorized the Company to enter into this Amendment to amend the Rights Agreement in the manner set forth herein and directed that the Rights Agent execute and deliver this Amendment as provided in the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.	Amendment to Definition of Expiration Date. Section 1(u) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Expiration Date” means the Close of Business on May 30, 2013.

2.	Amendment to Form of Rights Certificate. The form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended to replace the phrase “November 30, 2013 (or such earlier or later Expiration Date as is provided for under the Rights Agreement)” therein with the phrase “May 30, 2013” in all places where such date originally appears.

3.	Rights Agreement as Amended; Effective Date. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment. This Amendment shall be effective as of immediately prior to the Close of Business on the first date written above, as if executed on such date, and except as set forth herein the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Expiration Date (as amended hereby), the Rights Agreement shall terminate and, except for the provisions therein that expressly survive the termination of the Rights Agreement, shall be of no further force and effect.

4.	Direction to Rights Agent; Certification by Officer. By execution of this Amendment by the Company, the Company hereby directs the Rights Agent to execute this Amendment in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with the terms of Section 26 of the Rights Agreement. The officer of the Company executing this Amendment on behalf of the Company hereby as an appropriate officer of the Company certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Amendment, this Amendment does not affect the Rights Agent’s own rights, duties, obligations or immunities under the Rights Agreement.

5.	Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the holders of Rights any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

6.	Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Amendment shall be held to be prohibited by or unenforceable under applicable law, (i) such provision shall be applied to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Amendment shall remain in full force and effect; provided, however, that if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately. No rule of strict construction, rule resolving ambiguities against the person who drafted the provision giving rise to such ambiguities or other such rule of interpretation shall be applied against any party with respect to this Amendment.

7.	Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to the principles of conflicts of laws; provided, however, that all provisions regarding the rights, obligations, duties and immunities of the Rights Agent shall be governed by and construed in accordance with, the laws of the State of New York.

8.	Counterparts. This Amendment may be executed in counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.	Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the first date written above.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Diane M. Morefield
Name:	Diane M. Morefield
Title:	Executive Vice President & Chief Financial Officer

COMPUTERSHARE SHAREOWNER SERVICES LLC, as Rights Agent

By:	/s/ Peter Sablich
Name:	Peter Sablich
Title:	Vice President